Exhibit 23.1

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-197673 and 333-193670 on Form S-3, Registration Statement Nos. 333-200451 on Form S-4 and Registration Statement Nos. 333-117857, 333-58642, 333-51425, and 333-44307 on Form S-8 for Pacific Premier Bancorp, Inc. of our report dated December 19, 2014 with respect to the statements of financial condition of Premier Service Bank as of December 31, 2013 and 2012, and the related statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years then ended and the related notes to the financial statements, appearing in this Form 8-K of Pacific Premier Bancorp, Inc.

/s/ Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
January 30, 2015